Exhibit 23.12

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-3, including any amendments thereto (the “Registration Statement”) of Yamana Gold Inc., I, Christian Roy, Eng., hereby consent to the use of my name in connection with the reference to the report entitled “Technical Report on the Mineral Resource and Mineral Reserve Estimates for the Canadian Malartic Property” dated August 13, 2014 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Report in the Registration Statement.

By:	/s/ Christian Roy

Name:	Christian Roy, Eng.

March 28, 2017